                                                                    EXHIBIT 3.1
                                   RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                    SUPERIOR INDUSTRIES INTERNATIONAL, INC.



         ONE:    The name of this corporation is SUPERIOR INDUSTRIES
INTERNATIONAL, INC.

         TWO:    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         THREE: This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000) and the number of shares of Preferred Stock authorized to be issued is one million (1,000,000).

                 The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

         FOUR:   The liability of the directors of this corporation for
monetary damages shall be eliminated to the fullest extent permissible under California law.

         FIVE:   This corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under California law.

         SIX:    Any action required or permitted to be taken by the
shareholders of this corporation must be effected at a duly called annual or special meeting of shareholders of this corporation and may not be effected by any consent in writing by such shareholders.

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    SEVEN:       The bylaws shall set forth the number of directors
constituting the Board of Directors. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1995 annual meeting of shareholders, the term of office of the second class to expire at the 1996 annual meeting of shareholders and the term of office of the third class to expire at the 1997 annual meeting of shareholders. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

                 Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                 This provision shall become effective only when this corporation becomes a "listed" corporation within the meaning of Section 301.5 of the General Corporation Law of California.

         EIGHT: Upon this corporation becoming a "listed" corporation within the meaning of Section 301.5 of the General Corporation Law of California, shareholders shall not have cumulative voting rights in the election of directors.

         NINE:   Bylaws of this corporation shall be adopted, amended or
repealed only by the Board of Directors or the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

         TEN:    This corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of California and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, and in addition to any vote

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of the holders of any class or series of the stock of this Corporation required by law or by these Articles of Incorporation,

                 (1) the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article TEN, Article SIX, Article SEVEN, Article EIGHT, Article NINE or Article ELEVEN; and

                 (2) in addition to the vote specified in paragraph (1) of this Article TEN, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, other than such capital stock of which an Interested Shareholder (as defined in Article ELEVEN) is the beneficial owner, voting together as a single class, shall be required in order to amend or repeal Article ELEVEN or Article TWELVE.

         ELEVEN: The shareholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article.

         A. (1) Except as otherwise expressly provided in Section B of this Article:

                          (i)   Any merger or consolidation of this
corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

                          (ii)  any sale, lease, exchange, mortgage, pledge,
transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of this corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of ten percent (10%) of the total value of the assets of this corporation and its consolidated subsidiaries as reflected in the most recent balance sheet of this corporation; or

                          (iii) the issuance or transfer by this corporation or
any Subsidiary (in one transaction or a series of transactions) of any securities of this corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $15,000,000 or more; or





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                          (iv)    the adoption of any plan or proposal for the
liquidation or dissolution of this corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

                          (v)     any reclassification of securities (including
any reverse stock split), or recapitalization of this corporation, or any merger or consolidation of this corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of this corporation or any Subsidiary that is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require (a) the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors (hereinafter in this Article referred to as the "Voting Stock"), voting together as a single class (it being understood that, for purposes of this Article, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article THREE of these Articles of Incorporation or any designation of the rights, powers and preferences of any class or series of preferred stock made pursuant to said Article THREE (a "Preferred Stock Designation")) and (b) the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock other than the Voting Stock of which an Interested Shareholder or an Affiliate of any Interested Shareholder is the beneficial owner, voting together as a single class. Such affirmative votes shall be required notwithstanding any other provisions of these Articles of Incorporation or any provision of law or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote, but such affirmative votes shall be required in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, these Articles of Incorporation or any Preferred Stock Designation.

                 (2) The term "Business Combination" as used in this Article shall mean any transaction which is referred to in any one or more of subparagraphs (i) through (v) of paragraph (1) of this Section A.

         B. The provisions of Section A of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of these Articles of Incorporation, any Preferred Stock Designation or any agreement with any national securities exchange, if, in





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the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of this corporation, solely in their respective capacities as shareholders of this corporation, the condition specified in the following paragraph (1) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs (1) and (2) are met:

                 (1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

                 (2)      All of the following conditions shall have been met:

                          (i)     The consideration to be received by holders
of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has paid for shares of such class of Voting Stock within the two-year period ending on and including the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"). If, within such two-year period, the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Interested Shareholder within such two-year period.

                          (ii)    The aggregate amount of (x) the cash and (y)
the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination, shall be at least equal to the higher of the following (it being intended that the requirements of this paragraph (2)(ii) shall be required to be met with respect to all shares of Common Stock outstanding regardless of whether the Interested Shareholder has previously acquired any shares of Common Stock):

                                  (a)      (if applicable) the highest per
         share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date





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         through the Consummation Date at the prime rate of interest of Bankers
         Trust Company (or such other major bank as may be selected by the Continuing Directors) from time to time in effect in the City of Los Angeles, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; or

                                  (b)      the Fair Market Value per share of
         Common Stock on the Announcement Date.

                          (iii)   The aggregate amount of (x) the cash and (y)
the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class, other than Common Stock, of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (2)(iii) shall be required to be met with respect to every such class of outstanding Voting Stock, regardless of whether the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

                                  (a)      (if applicable) the highest per
         share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Bankers Trust Company (or such other major bank as may be selected by the Continuing Directors) from time to time in effect in the City of Los Angeles, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class of Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of such class of Voting Stock; or

                                  (b)      the Fair Market Value per share of
         such class of Voting Stock on the Announcement Date; or

                                  (c)      the highest preferential amount per
         share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of this corporation.





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                          (iv)    After such Interested Shareholder has become
an Interested Shareholder and prior to the consummation of such Business
Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

                          (v)     After such Interested Shareholder has become
an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder's capacity as a shareholder of this corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                          (vi)    A proxy or information statement describing
the proposed Business Combination, complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) and setting forth, as an exhibit thereto, the opinion of an investment banking firm selected by a majority of the Continuing Directors, or, if there are no Continuing Directors, an opinion of the investment banking firm most recently retained by this corporation before the Interested Shareholder became an Interested Shareholder, or any successor in interest to such investment banker, that the proposed Business Combination is fair from a financial point of view to the shareholders of this corporation other than the Interested Shareholder, shall be mailed to all shareholders of this corporation at least 30 days prior to the consummation of such Business Combination (regardless of whether such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).





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         C.      For the purposes of this Article:

                 (1) A "person" shall mean any individual, firm, corporation or other entity.

                 (2) "Interested Shareholder" shall mean any person (other than this corporation or any Subsidiary) who or which:

                          (i)     is the beneficial owner, directly or
indirectly, of more than twenty percent (20%) of the voting power of the outstanding Voting Stock; or

                          (ii)    is an Affiliate of this corporation and at
any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the voting power of the then outstanding Voting Stock; or

                          (iii)   is an assignee of or has otherwise succeeded
to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                 (3)      A person shall be a "beneficial owner" of any Voting
Stock:

                          (i)     which such person or any of its Affiliates or
Associates (as hereinafter defined) beneficially owns, directly or indirectly;
or

                          (ii)    which such person or any of its Affiliates or
Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                          (iii)   which are beneficially owned, directly or
indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                 (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (2) of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section C but shall not include any other shares of Voting Stock which may be issuable





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pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                 (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 24, 1987.

                 (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by this corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (2) of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by this corporation.

                 (7) "Continuing Director" means any member of the Board of Directors of this corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

                 (8) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of such property on the date in question as determined by the Board in good faith.

                 (9) In the event of any Business Combination in which this corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (2)(ii) and (2)(iii) of Section B of this Article shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

         D. A majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such determination as is hereinafter specified in this Section D is





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to be made by the Board) shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the applicable conditions set forth in paragraph (2) of Section B have been met with respect to any Business Combination, (5) whether the assets which are the subject of any Business Combination referred to in paragraph (1) (ii) of Section A have an aggregate Fair Market Value of 10% of the assets of this corporation and its consolidated subsidiaries as reflected in the most recent balance sheet of this corporation, and (6) whether the consideration to be received for the issuance or transfer of securities by this corporation or any Subsidiary in any Business Combination referred to in paragraph (1) (iii) of Section A has an aggregate Fair Market Value of $15,000,000 or more.

         E. Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         TWELVE: The directors of this corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any Voting Stock of this corporation (as defined in Article ELEVEN) or (b) to effect a Business Combination (as defined in Article ELEVEN) shall, in connection with the exercise of its judgment in determining what is in the best interests of this corporation as a whole, be authorized to give due consideration to such factors as they determine to be relevant, including, without limitation:

                          (i)     the interests of this corporation's
shareholders;

                          (ii)    whether the proposed transaction might
violate federal or state laws;

                          (iii) not only the consideration being offered in the
proposed transaction, in relation to the then current market price for the outstanding capital stock of this corporation, but also the market price for the capital stock of this corporation over a period of years, the estimated price that might be achieved in a negotiated sale of this corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and this corporation's financial condition and future prospects; and





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                          (iv)    the social, legal and economic effects upon
employees, suppliers, customers and others having similar relationships with this corporation, and the communities in which this corporation conducts its business.

In connection with any such evaluation, the directors are authorized to conduct such investigations and to engage in such legal proceedings as they may determine.





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